Sturm, Ruger & Company, Inc. NYSE:RGR

FQ3 2026 Earnings Call Transcripts

Wednesday, November 4, 2026 9:30 PM GMT

S&P Global Market Intelligence Estimates

Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	6

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

Call Participants

EXECUTIVES

Andrew Thomas Wieland

Senior VP & CFO

Sarah Colbert

Todd William Seyfert

President, CEO & Director

ANALYSTS

Mark Eric Smith

Lake Street Capital Markets, LLC,
Research Division

Rommel Tolentino Dionisio

Aegis Capital Corporation, Research
Division

Unknown Analyst

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

Presentation

Operator

Hello, everyone. Thank you for joining us, and welcome to Sturm Ruger & Company's Third Quarter 2026 Earnings Call. [Operator Instructions] I will now hand the conference over to Todd Seyfert, CEO and President. Todd, please go ahead.

Todd William Seyfert

President, CEO & Director

Good afternoon, and thank you for joining us for the Sturm Ruger & Company's Third Quarter 2026 Earnings Conference Call. I'm Todd Seyfert, President and Chief Executive Officer. Before we get started, I would like to turn it over to Sarah Colbert, our General Counsel, for the caution on forward-looking statements.

Sarah Colbert

I'd like to remind everyone that some of the statements we make today will be forward-looking in nature. These statements reflect our current expectations, but actual results could differ materially due to several uncertainties and risks. You can find more information about these factors in our most recent Form 10-K and other filings with the SEC. We do not undertake any obligation to update these forward-looking statements. Reconciliations of any non-GAAP measures discussed today are available in our earnings release and on our website.

Todd William Seyfert

President, CEO & Director

Thank you, Sarah. Our third quarter represented another meaningful step forward in executing our 2026 plan. We delivered another quarter of year-over-year and sequential sales growth while also improving profitability on both a year-over-year and sequential basis.

Just as importantly, we continued making significant changes across the organization that will strengthen how we operate and position the company for the future. During the quarter, we implemented our new Oracle Enterprise platform, continued expanding the Ruger Business System and advanced the work necessary to modernize our manufacturing operations.

Following the quarter, we also announced several portfolio decisions designed to reduce complexity and better align our resources with the products and markets where we see the greatest opportunities for consumer demand, profitability and long-term growth.

Taken together, these actions demonstrate we are doing what we said we would do. We're improving the performance of the business today while building the capabilities necessary to execute our Ruger 2030 strategy.

Now I would like to welcome Andrew Wieland, our Chief Financial Officer, to take you through the financial results.

Andrew Thomas Wieland

Senior VP & CFO

Thanks, Todd. Net sales for the third quarter were $148 million, an increase of 17% compared with $127 million in the third quarter of 2025. Adjusted EBITDA for the quarter was $14 million compared with $3 million in the third quarter of 2025. Adjusted EBITDA margin was 10%, driven by favorable product mix, continued premiumization within our existing product families and improved manufacturing efficiencies.

Diluted earnings were $0.36 per share compared with $0.10 per share in the prior year period. On an adjusted basis, diluted earnings were $0.44 per share compared with $0.10 per share last year. The Board of Directors declared a dividend of $0.18 per share for the third quarter.

Looking at the first nine months of the year, net sales were $447 million, an increase of 13% over the same period in 2025. Cash generated from operations was $24 million. At quarter end, our cash and short-term investments totaled $101 million. Our current ratio is 3:1, and we have no debt.

Year-to-date, our capital expenditures totaled $9 million. As we have mentioned before, we expect capital expenditures to total approximately $30 million for the year. In the first nine months, we returned $6.4 million to our shareholders through the payment of quarterly dividends. Our balance sheet remains strong and gives us the flexibility to continue investing in the business while returning capital to shareholders. Todd?

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

Todd William Seyfert

President, CEO & Director

Thank you, Andrew. Overall, the financial results demonstrate that we are growing the top line, improving profitability and continuing to strengthen the underlying performance of the business. I would like to spend a few minutes connecting several of the changes we've discussed over the past few quarters because they are not separate initiatives. They are pieces of the same strategy.

Earlier this year, we formally established the Ruger Business System. The Ruger Business System provides the operating discipline for how we plan, execute, measure performance and continuously improve. Oracle provides the information and visibility necessary to support that discipline.

Together, the Ruger Business System and Oracle give our teams faster access to information, improved business processes and greater accountability. And we're beginning to use those capabilities to make deliberate decisions about where and how we deploy our resources. That brings me to our portfolio.

In October, we announced that we would suspend production of a limited number of product families and complete final 2026 production and allocation of several others. Collectively, these products represent roughly 4% of our total unit production or roughly $25 million of our total revenues despite generating minimal to no profitability.

These decisions are not about making Ruger smaller. They're about making Ruger stronger. We are taking a disciplined look at how we deploy our people, equipment and capital and ensuring those resources are aligned with the products and markets where we see the greatest opportunities for consumer demand, profitability and long-term growth. This is an important part of becoming a more focused and agile company. Yet, I want to be clear about something.

Portfolio rationalization does not mean we are pulling back from product development. In fact, it's the opposite. We're creating capacity to focus more resources on the products and platforms where we believe Ruger can win. While we're reducing complexity in parts of the portfolio, we're accelerating investment in product innovation.

We anticipate introducing numerous new and innovative models over the coming months. That pipeline reflects the work underway across product development, engineering, manufacturing, sales and marketing… the next generation of our portfolio. We're becoming more disciplined about where we compete, more flexible in how we manufacture and more focused on bringing compelling products to market. That combination is imperative to the long-term growth of Ruger.

At the beginning of the year, we laid out five priorities for 2026. Those priorities were straightforward: improve profitability, align factory capacity with demand, right size the business to our future product portfolio, increase output on proven high-demand product lines and expand into new markets through complete product ecosystems. Three quarters into the year, we have made measurable progress against these priorities.

Profitability has improved. We're modernizing our manufacturing operations and aligning capacity more closely with demand. We've made difficult but necessary portfolio decisions. We're redirecting resources toward products and platforms with stronger opportunities for growth, and we're investing in a significant pipeline of new products that will support the future.

At the same time, we're building the infrastructure that supports all these priorities through individual initiatives that matter. The Ruger Business System provides that discipline. Oracle provides the information. Portfolio rationalization provides the focus, manufacturing modernization provides the flexibility and product innovation provides the opportunity for growth. That's how our 2026 plan begins building the capabilities required for Ruger 2030.

There is still important work ahead, but we're doing what we said we would do. We're executing our 2026 plan while building the capabilities necessary to deliver our Ruger 2030 strategy. Ruger is financially healthy. Our strategy is clear and our organization is aligned around its execution. The decisions we're making today are not simply about improving the next quarter. They're all about building a stronger, more agile and more profitable Ruger capable of creating durable long-term value for our shareholders.

Before we open the call for questions, I want to thank our employees across Ruger for their continued hard work and commitment. There has been significant change across the organization this year, and our teams continue to respond with tremendous effort and focus. Thank you. Operator, can we please have the first question?

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

Question and Answer

Operator

[Operator Instructions] The first question is from the line of Mark Smith with Lake Street.

Mark Eric Smith

Lake Street Capital Markets, LLC, Research Division

I wanted to ask first about kind of production and capacity. I think that this might have been your highest number of units produced in several years here this quarter. I'm curious how much of this was Kentucky and the addition of that facility and kind of how you feel about how production is running against your capacity?

Todd William Seyfert

President, CEO & Director

Mark, so I would tell you, it is a near-term record. A lot of this is the culmination of really what we've been doing in the last 18 months, which is really this focus on rationalization, making sure that we're focused on the right products where there's high demand and investing in that additional capacity where we had the backlog that I know we've talked about in the past.

So I think it's a combination of that. It's a combination of the flexibility in terms of product mix, really focusing that product mix, which is making it a little bit easier in terms of planning. And then finally, I think it's the people getting on board in terms of these priorities across the facilities. All those things together, Mark, I think, are what's driving the increased output.

Mark Eric Smith

Lake Street Capital Markets, LLC, Research Division

Perfect. And then looking at your product mix, the ASP on units ordered came in, I guess, a bit lower than expected and lower than historically you've kind of run. Curious, is that purely just a mix thing? Or is there any of the changes in production and development here that maybe impacted some of the orders maybe late in the quarter?

Todd William Seyfert

President, CEO & Director

No, I think it really does come down to mix, Mark. Depending on the time of year, Q3 and some of the delays around the shipments in the quarter, I think it really comes down to more mix than anything else. our backlog is still healthy. We're happy with where we sit heading into Q4, kind of holiday season, Black Friday. So to me, that's more of a short-term issue.

Mark Eric Smith

Lake Street Capital Markets, LLC, Research Division

Okay. And the last one for me is just looking at distributor inventory. Curious if you can comment on kind of comfort levels. It came up a little bit, but it still seems in a good historical place. But your comfort with the distributor inventory and then any commentary on kind of what you guys are seeing in the demand environment today?

Todd William Seyfert

President, CEO & Director

Yes. So I think we're happy with distributor inventory. We monitor that closely, as you know. And to me, it's a proxy of their inventory and the sell-through as well as what we see at retail. Generally speaking, we're happy with where Q3 was in terms of consumer demand. And again, planning for Q4, it really is making sure that our channel is healthy. And I would say that given where we've been in the last year, we're really happy with where the distributors sit with inventory as we head into the fall season.

Operator

The next question is from the line of Rommel Dionisio with Aegis Capital.

Rommel Tolentino Dionisio

Aegis Capital Corporation, Research Division

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

With regards to some of the supply chain initiatives that you guys are putting into place, are you still very much on track with regards to the new product cadence here as we enter the latter part of the year, especially going to SHOT over 2027?

Todd William Seyfert

President, CEO & Director

Yes, we're actually very happy with the progress we've made. We spent a lot of time in the organization really aligning kind of the new product development process. We have a number of initiatives around the launches. And I think if you're going to be at SHOT Show, hopefully, I'll get to say hello, and you'll be able to see the benefit of the introductions that we'll do there. But we're happy with where we sit in the quarter as far as the new launches that we have planned over the next three to four months.

Rommel Tolentino Dionisio

Aegis Capital Corporation, Research Division

Okay. And just in terms of -- with a lot of moving parts on the infrastructure internally, can you just talk about redeployment of employee resources? I mean, obviously, you're streamlining the product portfolio and so forth. But is there anything set in place from a manufacturing standpoint, from a marketing standpoint with the specific personnel in place? Obviously, there have been some management additions here over the last few months. And I just want to just check that that's pretty much in place as you launch these new products going into the next several months.

Todd William Seyfert

President, CEO & Director

Yes. I would say our deployment is in line with what we've done in the past. I think in terms of just headcount, I think one of the things that is coming through in the quarter is some of the actions that we took early in the year. The savings are flowing through and continue to flow through. So we made the right decisions in terms of allocation of resources early in the year. We took those numbers out, and we haven't replaced them.

And so heading into the fall again, I think in terms of the focus on new product development, the cadence that we want to get into in terms of the amount of new products we're launching within a year and within a quarter, we're on track for those. And we have the, what I would call, the marketing and the sales programs in place to support those.

Operator

Your next question is from the line of James Param with Standish Management.

James Param

In the past month have released new kind of heritage-focused revolver models. And I was wondering if you could comment kind of where Ruger sees the revolver market and revolver demand going. I mean, obviously, you guys discontinued almost all revolver production and kind of what you guys are seeing that Smith & Wesson and Taurus might not be?

And then kind of a follow-on to that question is, are there plans to kind of handle -- there's a lot of discontent in the gun owner community right now around Ruger's decision to discontinue the heritage lines. Are there plans to kind of address that? And are you worried about losing customers due to this decision?

Todd William Seyfert

President, CEO & Director

So I think a couple of questions there. I think the first one is if you look at the total amount of products that we're suspending, and I think it's important that we talk about suspension versus discontinuation. And so the first thing I'll say is that Ruger has a history of suspending production when demand is not there. And I think that's what we're talking about here.

In terms of the market, I can't speak to our competitors, but when we look at demand, demand across some of those categories were low enough for us to have these difficult conversations. If demand returns or if there's a manufacturing opportunity for us to reengineer a product that makes it better and therefore, would increase consumer demand by all means, we will do those things. And so these are things we look at all the time. and we have products that get paused throughout the portfolio. So I think that's the first part of the question.

The second part is, listen, we talk to our customers all the time, and we talk to whether it's distributor partners, whether we talk to our retail partners or our consumers. Some of these things are emotional. But when it comes down to the opportunity for Ruger long term

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

is to make sure that we're listening to what our consumers want. And in the current environment, they're asking for other things than the products that we put on pause.

Operator

There are no further questions at this time. I will now turn the call back to Todd Seyfert for closing remarks.

Todd William Seyfert

President, CEO & Director

Thank you again for joining us today and for your continued investment in Ruger. We're pleased with the progress we're making, but we know there's more work to do. Our focus remains on executing our plan, improving the performance of the business and building a stronger Ruger for our customers, employees and shareholders. We look forward to talking again in the next quarter. Thank you, and have a good evening.

Operator

This concludes today's call. Thank you for attending. You may now disconnect.

STURM, RUGER & COMPANY, INC. FQ3 2026 EARNINGS CALL NOV 04, 2026

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